Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO
SECTION 265
OF THE DELAWARE GENERAL CORPORATION LAW

Helius Medical Technologies, Inc., a Wyoming corporation (the “Company”), does hereby certify to the following facts relating to the conversion of the Company into Helius Medical Technologies, Inc., a Delaware corporation (the “Conversion”):

1.	The jurisdiction where the Non-Delaware Corporation first formed is British Columbia, Canada.
2.	The jurisdiction immediately prior to filing this Certificate is Wyoming.
3.	The date the Non-Delaware Corporation first formed is March 13, 2014.
4.	The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Conversion is Helius Medical Technologies, Inc.
5.	The name of the corporation into which the Company shall be converted pursuant to this Certificate of Conversion is Helius Medical Technologies, Inc.
6.	The Conversion shall be effective upon the filing of this Certificate of Conversion.
7.	The Conversion has been approved in accordance with the provisions of Section 265 of the Delaware General Corporation Law.

[Signature Page Follows]

180461939 v2

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Conversion as of July 16, 2018.

Helius Medical Technologies, Inc.

/s/ Philippe Deschamps
Philippe Deschamps
President and Chief Executive Officer